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                                                                     EXHIBIT 3.2


                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION

     Primus Telecommunications Group, Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of

Delaware,

     DOES HEREBY CERTIFY:

     FIRST:  That the Board of Directors of said corporation, at a meeting duly held adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

     RESOLVED:  that the Certificate of Incorporation of Primus
Telecommunications Group, Incorporated be amended by changing Paragraph 4.1 of the Fourth Article thereof so that, as amended, said Paragraph 4.1 shall be and read as follows:

     4.  Authorized Shares: Powers, Preferences and Rights
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          4.1  Authorized Shares.  The aggregate number of shares that the
               -----------------
Corporation shall have authority to issue shall be forty two million four hundred fifty-five thousand (42,455,000), forty million (40,000,000) of which shall be shares of common stock ("Common Stock"), par value $.01 per share, four hundred fifty-five thousand (455,000) of which shall be shares of convertible preferred stock ("Series A Preferred Stock"), par value $.01 per share and having such rights, designations, preferences and limitations as set forth in
Section 4.2 hereof, and two million (2,000,000) of which shall be shares of preferred stock, par value $0.1 per share and having such rights, designations, preferences and limitations and such series and such number as designated by the board of directors of the corporation pursuant to the authority expressly granted hereby to the board of directors to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions of certain series and number thereof which are permitted by Section 151 of the General Corporation Laws of the State of Delaware (or any successor provision thereto) in respect of any class or classes of stock or any series of any class of stock of the corporation.


     SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of
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Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in Section

228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

     THIRD:  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law

of the State of Delaware.

                                       John F. DePodesta, Secretary